Exhibit 99.3
INDUSTRIAL LOGISTICS PROPERTIES TRUST

January 29, 2019
The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458
Re:    Property Management Agreement, dated as of January 17, 2018
Ladies and Gentlemen:
Industrial Logistics Properties Trust, a Maryland real estate investment trust (“ILPT”), on its own behalf and on behalf of certain of its subsidiaries, and The RMR Group LLC, a Maryland limited liability company (“RMR”), are parties to the above captioned agreement (as the same may be amended, restated or supplemented from time to time, the “Master Property Management Agreement”). RMR and ILPT acknowledge that from time to time, to accommodate secured financings (including, without limitation, a pending financing of certain of ILPT’s properties in Hawaii), RMR and one or more subsidiaries of ILPT may enter into separate property management agreements for specific properties (each, a “Property Specific Management Agreement”).
ILPT and RMR acknowledge and agree that, notwithstanding anything in a Property Specific Management Agreement to the contrary, it is ILPT’s and RMR’s intent that the terms and conditions of the Master Property Management Agreement will control the rights and obligations of ILPT and RMR, including, without limitation, the fees payable, the term of the property management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
In furtherance of the foregoing, ILPT and RMR agree that, if there is any discrepancy between amounts owing or paid under a Property Specific Management Agreement and amounts owing or paid under the Master Property Management Agreement, ILPT or RMR, as the case may be, shall promptly pay or refund any amounts that would be paid or payable if the applicable property were subject to the Master Property Management Agreement rather than a Property Specific Management Agreement.

If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.
Very truly yours,

/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
Chief Financial Officer & Treasurer

Acknowledged and agreed:

The RMR Group LLC
/s/ Matthew P. Jordan
Matthew P. Jordan
Executive VP, Chief Financial Officer & Treasurer